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                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


Commission File Number 0-19805

               PRUDENTIAL-BACHE OPTIMAX FUTURES FUND, L.P.
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             (Exact name of registrant as specified in its charter)

One New York Plaza, 13th Floor, New York, NY 10292            (212) 778-7866
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Units of Limited Partnership Interest
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                (Title of each class of securities covered by this Form)

                                       None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [X]                  Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(2)(i) [ ]
             Rule 12g-4(a)(2)(i) [ ]                  Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii) [ ]                      Rule 15d-6       [ ]
             Rule 12h-3(b)(1)(i) [X]

  Approximate number of holders of record as of the certification or notice date:

  0
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  Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 14, 2000                  BY: /s/ Steven Carlino
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                                       Steven Carlino
                                       Vice President and Treasurer